EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2010, relating to the consolidated financial statements and financial statement schedule of Pentair, Inc. and subsidiaries (the “Company”), which expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for noncontrolling interests, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

Minneapolis, Minnesota
July 29, 2010